NEWS RELEASE

                                                                        CONTACT:
                                      Robert R. Friedl, Vice President - Finance
                                                     and Chief Financial Officer
                                                                    716-689-5479


COLUMBUS MCKINNON THIRD QUARTER FISCAL 2005 NET INCOME MORE THAN TRIPLES ON 14% INCREASE IN SALES

o   GROWTH IN SALES SEEN ACROSS MAJORITY OF PRODUCT LINES AND MARKETS
o   CONTINUED PRODUCTIVITY IMPROVEMENT TREND DRIVING INCOME FROM OPERATIONS UP
    67%
o   QUARTERLY EARNINGS PER SHARE UP OVER 220% TO $0.16


AMHERST, N.Y., January 25, 2005 -- Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer and manufacturer of material handling products, today reported that net sales increased $15.7 million to $125.9 million for its fiscal 2005 third quarter, which ended January 2, 2005. Third quarter fiscal 2005 net sales were 14.2% higher than net sales of $110.2 million in last year's third quarter, and represented the third consecutive quarter of double digit growth driven by the recovering U.S. industrial economy and increased international sales.


Columbus McKinnon's net income for the third quarter of fiscal 2005 more than tripled to $2.4 million, or $0.16 per diluted share, up $1.7 million, or $0.11 per diluted share, from the same period last year. Net income for the third quarter of fiscal 2004 was $0.7 million, or $0.05 per diluted share.

For the fiscal 2005 nine-month period, sales were $370.3 million, a 14.5% increase over the first nine months of fiscal 2004 net sales of $323.4 million. Net income for the first nine months of fiscal 2005 of $8.4 million, or $0.57 per diluted share, was up three times over net income of $2.7 million, or $0.19 per share, for the first nine months of the previous fiscal year.

THIRD QUARTER HIGHLIGHTS
------------------------
o Majority of growth in sales is from unit volume, supported by higher prices, surcharges and currency translation
o   Gross margin improved to 23.8% compared with 22.3% in the prior year
o Selling, general and administrative expenses declined 70 basis points as a percent of sales
o   Debt to total capitalization improved to 78.6% from 82.2%
o   Cash flow from  operations  improved to  $11.2 million  from  negative  $6.9 million

Timothy T. Tevens, President and Chief Executive Officer of Columbus McKinnon, commented, "The strengthening sales environment, combined with our lean manufacturing activities, continues to support our efforts to improve financial performance and generate cash to pay down debt. Despite increases in compliance and insurance costs, we tripled our third quarter net income over last year. Importantly, even with facility closures over the past several years, we still have more than sufficient capacity to continue to serve growing market demand while maintaining low annual capital expenditures, which we anticipate at levels less than annual depreciation in the foreseeable future."

Tevens added, "We have reduced our debt by more than $130 million, or over 30%, in the last five years and will continue to focus on further debt reduction. The January sale of our Chicago area property and upcoming sale/leaseback of our

Amherst, New York headquarters property will also contribute to our efforts to reduce debt."

THIRD QUARTER REVIEW
--------------------

The $15.7 million growth in sales for the third quarter of fiscal 2005 was driven by continued improvements in the industrial economy, resulting in higher end-user demand for Columbus McKinnon products worldwide, which more than offset the impact of two fewer shipping days and last year's third quarter benefit of $2.3 million in sales from previously owned businesses. Approximately $6.2 million of this year's third quarter increase was due to higher prices and surcharges for steel. Currency translation had a $3.1 million positive effect on sales in the quarter.

As a result of higher sales and improved operating efficiencies, gross margin improved in the third quarter of fiscal 2005 to 23.8% from 22.3% in the prior year quarter. On a sequential basis, gross margin declined from 24.4% in the second quarter of fiscal 2005, primarily due to a $0.9 million increase in product liability reserves driven by a change in actuarial parameters used to calculate required asbestos liability reserve levels, as opposed to changes in CM's claims activity. Average costs for steel, which comprise approximately 10% of the cost of sales, increased year-over-year by approximately 45%. On a sequential basis, average steel costs are up approximately 10% in the fiscal 2005 third quarter compared with the second quarter. Steel costs not passed on as surcharges did not materially impact the gross margin.

Selling, general and administrative expenses increased $1.7 million from last year's third quarter as a result of an approximate $1.0 million increase in commissions from higher sales, approximately $0.6 million due to foreign currency translation differences and approximately $0.4 million in costs associated with implementation of Sarbanes-Oxley requirements.

The effective tax rate for the third quarter of fiscal 2005 was 35.1%, compared with 46.8% last year and 29.2% in the fiscal 2005 second quarter. This quarter's effective tax rate was marginally impacted by the use of U.S. Federal income tax net operating loss carryforward benefits. Because predominantly all interest expense is U.S. based, substantially all of the pretax income was non-U.S. sourced for this quarter. Approximately $107.6 million of such carryforwards remain for future use. The quarterly effective tax rate is dependent upon the mix of income among the U.S. and non-U.S. operations.

Net income for this quarter included $0.2 million of income from discontinued operations. This income was cash received as principal repayments on a note receivable held by the Company from the sale of our Automatic Systems, Inc.
business recorded in March 2002. The note is fully reserved, and principal payments of $0.2 million are due quarterly through May 2012.

Inventory increased $12.0 million in the third quarter of fiscal 2005 over the third quarter of fiscal 2004, while inventory turns improved to 4.7x from 4.5x, respectively. Inventory balances increased $6.4 million from the second quarter of fiscal 2005 which had inventory turns of 5.0x. The sequentially higher inventory and lower level of turns reflect a combination of $1.7 million resulting from changes in foreign currency translation, higher inventories of steel and higher production of hand pallet trucks transferred from the Company's Chinese to its European operations in anticipation of new European tariffs.

Debt to total capitalization was 78.6% at January 2, 2005. The ratio improved 360 basis points from 82.2% a year ago. The Company's available line of credit at the end of the fiscal 2005 third quarter was approximately $35.0 million.

OUTLOOK
-------

Mr. Tevens commented, "We are encouraged as bookings continued to be strong in the third quarter, growing at about a 10% pace over last year. Although we see the pace of sales growth moderating from recent levels, we look for continued year-over-year improvement in sales for the fourth quarter and for operational leverage to again have a favorable effect on our bottom line results."

He concluded, "We remain optimistic about the future given continued end-user demand for our product, tempered by increased costs. We are seeing additional costs partially offsetting our higher level of operational efficiency. Thus far this year we expensed $0.9 million in outside service costs for meeting the compliance requirements of Section 404 of the Sarbanes-Oxley Act. Additionally, we have seen health care costs increase $1.3 million year-to-date, about 10% over last year. Notably, we have effectively managed the rising price impact of raw materials, especially steel, on our profitability. We also continue to manage our less synergistic businesses to improve their performance and marketability."

PRODUCTS SEGMENT
----------------

Products segment sales, which represent 87% of Columbus McKinnon's consolidated net sales, increased 13.2% in the third quarter of fiscal 2005 to $109.3 million, compared with $96.5 million in the same period last year. Gross margin for this segment was 25.2% in the reported period, compared with 23.6% in last year's third quarter and 25.5% in the second quarter of fiscal 2005. The second quarter of fiscal 2005 had higher gross margins due to the higher costs this quarter as described above. The operating margin before amortization and restructuring charges was 8.4% for this period, up from 6.3% in the fiscal 2004 third quarter and down from 8.9% in the second quarter this year for the previously noted reason.

Backlog for the Products segment was $46.0 million at January 2, 2005. This level is comparable with backlog of $45.3 million at the end of the fiscal 2004 third quarter and $47.2 million at the end of the fiscal 2005 second quarter. Excluding the backlog associated with divested businesses from the fiscal 2004 third quarter backlog, the Products segment backlog was up $8.9 million from last year, or 24.1%. The cycle time for this segment to convert backlog to sales can range from days to several months.

SOLUTIONS SEGMENT
-----------------

Net sales for the Solutions segment were $16.6 million in the fiscal 2005 third quarter, up $2.9 million, or 21%, from sales of $13.7 million in the same period last year. Gross margin was 14.9% compared with 12.9% last year, and operating margin before amortization and restructuring charges was 3.5% for this period compared with a 0.5% loss in last year's third quarter.

Backlog for the Solutions segment at January 2, 2005 was $19.6 million, up from backlog of $6.9 million at the end of the fiscal 2004 third quarter and down from $20.6 million at the end of the fiscal 2005 second quarter. For this segment, the cycle time for backlog to convert to sales can range from one to six months, on average.

ABOUT COLUMBUS MCKINNON
-----------------------

Columbus McKinnon is a leading worldwide designer and manufacturer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its web site at HTTP://WWW.CMWORKS.COM.

TELECONFERENCE/WEBCAST
----------------------

A teleconference and webcast have been scheduled for January 25, 2005 at 10:00 AM Eastern Time at which the management of Columbus McKinnon will discuss the Company's financial results and strategy. Interested parties in the United States and Canada can participate in the teleconference by dialing 1-888-459-1579, and asking to be placed in the "Columbus McKinnon Quarterly Conference Call" and providing the password "Columbus McKinnon" and identifying conference leader, "Tim Tevens" when asked. The toll number for parties outside the United States and Canada is 210-234-7695.

The   webcast   will  be   accessible   at   Columbus   McKinnon's   web   site:
HTTP://WWW.CMWORKS.COM.

An audio recording of the call will be available two hours after its completion and until March 25, 2005 by dialing 1-866-416-1187. Alternatively, you may access an archive of the call until March 25, 2005 on Columbus McKinnon's web site at: HTTP://WWW.CMWORKS.COM/INVREL/PRESENTATION.ASP.

SAFE HARBOR STATEMENT

         This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the likelihood that the Company can utilize its NOLs, the effect of operating leverage, the pace of bookings relative to shipments, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.


                                    COLUMBUS MCKINNON CORPORATION
                                    CONSOLIDATED INCOME STATEMENTS
                                             (UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA AND PERCENTAGES)

                                                                 THREE MONTHS ENDED
                                                                 ------------------
                                                           JANUARY 2,         DECEMBER 28,
                                                              2005                2003                    CHANGE
                                                              ----                ----                    ------
NET SALES                                                $     125,913       $     110,253                 14.2%
Cost of products sold                                           95,914              85,695                 11.9%
                                                         ---------------------------------
Gross profit                                                    29,999              24,558                 22.2%

   Gross profit margin                                            23.8%               22.3%
Selling, general and administrative expense                     20,274              18,552                  9.3%
Restructuring charges                                              191                 275                -30.5%
Amortization                                                        78                  80                 -2.5%
                                                         ---------------------------------
INCOME FROM OPERATIONS                                           9,456               5,651                 67.3%
                                                         ---------------------------------
Interest and debt expense                                        6,837               6,538                  4.6%
Other                                                             (755)             (2,212)               -65.9%
                                                         ---------------------------------
Income from cont. ops. before income tax expense                 3,374               1,325                154.6%
Income tax expense                                               1,183                 620                 90.8%
                                                         ---------------------------------
Income from cont. ops.                                           2,191                 705                210.8%
Income from disc. ops.                                             214                   -
                                                         ---------------------------------
NET INCOME                                               $       2,405       $         705                241.1%
                                                         =================================


Average basic shares outstanding                                14,594              14,558                  0.2%
Basic income per share:
   Continuing operations                                 $        0.15       $        0.05                200.0%
   Discontinued operations                                        0.01                  -
                                                         --------------------------------
   Net Income                                            $        0.16       $        0.05                220.0%
                                                         =================================


Average diluted shares outstanding                              14,803              14,558                  1.7%
Diluted income per share:
   Continuing operations                                 $        0.15       $        0.05                200.0%
   Discontinued operations                                        0.01                   -
                                                         ---------------------------------
   Net Income                                            $        0.16       $        0.05                220.0%
                                                         =================================



                                                   COLUMBUS MCKINNON CORPORATION
                                                   CONSOLIDATED INCOME STATEMENTS
                                                            (UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA AND PERCENTAGES)

                                                                 NINE MONTHS ENDED
                                                                 -----------------
                                                          JANUARY 2,          DECEMBER 28,
                                                             2005                 2003                    CHANGE
                                                             ----                 ----                    ------
NET SALES                                                $     370,282       $     323,412                 14.5%
Cost of products sold                                          278,889             247,889                 12.5%
                                                         ---------------------------------
Gross profit                                                    91,393              75,523                 21.0%

   Gross profit margin                                            24.7%               23.4%
Selling, general and administrative expense                     60,246              53,489                 12.6%
Restructuring charges                                              408               1,650                -75.3%
Amortization                                                       231                 300                -23.0%
                                                         ---------------------------------
INCOME FROM OPERATIONS                                          30,508              20,084                 51.9%
                                                         ---------------------------------
Interest and debt expense                                       21,026              21,940                 -4.2%
Gain on sale of real estate                                          -              (3,062)              -100.0%
Other                                                           (1,344)             (3,597)               -62.6%
                                                         ---------------------------------
Income from cont. ops. before income tax expense                10,826               4,803                125.4%
Income tax expense                                               2,893               2,099                 37.8%
                                                         ---------------------------------
Income from cont. ops.                                           7,933               2,704                193.4%
Income from disc. ops.                                             428                   -
                                                         ---------------------------------
NET INCOME                                               $       8,361       $       2,704                209.2%
                                                         =================================


Average basic shares outstanding                                14,585              14,549                  0.2%
Basic income per share:
   Continuing operations                                 $        0.54       $        0.19                184.2%
   Discontinued operations                                        0.03                   -
                                                         ---------------------------------
   Net Income                                            $        0.57       $        0.19                200.0%
                                                         =================================

Average diluted shares outstanding
                                                                14,733              14,549                  1.3%
Diluted income per share:
   Continuing operations                                 $        0.54       $        0.19                184.2%
   Discontinued operations                                        0.03                   -
                                                         ---------------------------------
   Net Income                                            $        0.57       $        0.19                200.0%
                                                         =================================



                                                   COLUMBUS MCKINNON CORPORATION
                                                    CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

                                                                                         (AUDITED)
                                                       JANUARY 2, 2005                MARCH 31, 2004
                                                     --------------------------------------------------

ASSETS
Current assets:
   Cash and cash equivalents                         $              8,624          $             11,101
   Trade accounts receivable                                       83,551                        84,374
   Unbilled revenues                                                8,699                         5,160
   Inventories                                                     81,246                        69,119
   Net assets held for sale                                         2,415                         2,790
   Prepaid expenses                                                12,741                        15,486
                                                     --------------------------------------------------
     Total current assets                                         197,276                       188,030
                                                     --------------------------------------------------

Net property, plant, and equipment                                 56,350                        58,773
Goodwill and other intangibles, net                               192,790                       192,963
Marketable securities                                              24,725                        25,355
Deferred taxes on income                                            4,565                         6,388
Other assets                                                        1,955                         1,854
                                                     --------------------------------------------------
TOTAL ASSETS                                         $            477,661           $           473,363
                                                     ==================================================


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Notes payable to banks                            $              3,732           $             5,471
   Trade accounts payable                                          30,537                        30,076
   Accrued liabilities                                             49,260                        48,416
   Restructuring reserve                                              358                           561
   Current portion of long-term debt                                5,608                         2,205
                                                     --------------------------------------------------
Total current liabilities                                          89,495                        86,729
                                                     --------------------------------------------------

Senior debt, less current portion                                 119,568                       121,603
Subordinated debt                                                 154,563                       164,131
Other non-current liabilities                                      37,068                        37,922
                                                     --------------------------------------------------
Total liabilities                                                 400,694                       410,385
                                                     --------------------------------------------------

Shareholders' equity:
   Common stock                                                       149                           149
   Additional paid-in capital                                     103,690                       103,914
   Accumulated deficit                                            (16,993)                      (25,354)
   ESOP debt guarantee                                             (4,689)                       (5,116)
   Unearned restricted stock                                          (15)                          (39)
   Accumulated other comprehensive loss                            (5,175)                      (10,576)
                                                     --------------------------------------------------
Total shareholders' equity                                         76,967                        62,978
                                                     --------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY           $            477,661           $           473,363
                                                     ==================================================




                                               COLUMBUS MCKINNON CORPORATION
                                            CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                        (UNAUDITED)
(IN THOUSANDS)

                                                                                         NINE MONTHS ENDED
                                                                                         -----------------
                                                                                JANUARY 2, 2005   DECEMBER 28, 2003
                                                                                -----------------------------------

OPERATING ACTIVITIES:
Income from continuing operations                                               $        7,933       $        2,704
Adjustments  to reconcile  income from continuing
  operations to net cash provided by operating activities:
   Depreciation and amortization                                                         7,201                7,979
   Deferred income taxes                                                                 1,823                1,251
   Gain on sale of real estate/investments                                                   -               (4,505)
   Other                                                                                   936                  761
   Changes  in  operating  assets
         and liabilities:
      Trade accounts receivable                                                          2,529                2,140
      Unbilled revenues and excess billings                                             (2,701)               1,920
      Inventories                                                                       (9,937)               5,184
      Prepaid expenses                                                                   1,990               (1,340)
      Other assets                                                                        (220)              (1,354)
      Trade accounts payable                                                              (447)              (4,012)
      Accrued and non-current liabilities                                                 (694)               6,921
                                                                                -----------------------------------
Net cash provided by operating activities                                                8,413               17,649
                                                                                -----------------------------------

INVESTING ACTIVITIES:
Sale (purchase) of marketable securities, net                                              957                 (530)
Capital expenditures                                                                    (3,169)              (3,096)
Proceeds from sale of PPE                                                                    -                  387
Proceeds from net assets held for sale                                                     375                3,380
                                                                                -----------------------------------
Net cash (used in) provided by investing activities                                     (1,837)                 141
                                                                                -----------------------------------

FINANCING ACTIVITIES:
Net borrowings (payments) under revolving line-of-credit agreements                      2,906               (3,103)
Repayment of debt                                                                      (13,244)            (125,264)
Proceeds from issuance of long-term debt                                                     -              115,000
Deferred financing costs incurred                                                          (24)              (4,361)
Other                                                                                      427                  441
                                                                                -----------------------------------
Net cash used in financing activities                                                   (9,935)             (17,287)
                                                                                -----------------------------------

EFFECT OF EXCHANGE RATE CHANGES ON CASH                                                    454                  616
                                                                                -----------------------------------
Net cash (used in) provided by continuing operations                                    (2,905)               1,119

NET CASH PROVIDED BY DISCONTINUED OPERATIONS                                               428                    -

Net change in cash and cash equivalents                                                 (2,477)               1,119
Cash and cash equivalents at beginning of year                                          11,101                1,943
                                                                                -----------------------------------
Cash and cash equivalents at end of period                                      $        8,624       $        3,062
                                                                                ===================================




                                            COLUMBUS MCKINNON CORPORATION
                                                BUSINESS SEGMENT DATA

($ IN THOUSANDS)

                                                     PRODUCTS            SOLUTIONS            CONSOLIDATED
                                                     --------            ---------            ------------

QUARTER ENDED JANUARY 2, 2005
  Net sales                                          $109,309             $ 16,604             $   125,913
  Gross profit                                         27,533                2,466                  29,999
     Margin                                             25.2%                 14.9%                   23.8%
  Income from operations before amortization
  and restructuring charges                            9,142                   583                   9,725
     Margin                                              8.4%                  3.5%                    7.7%


QUARTER ENDED DECEMBER 28, 2003
  Net sales                                         $ 96,524              $ 13,729             $   110,253
  Gross profit                                        22,791                 1,767                  24,558
     Margin                                             23.6%                 12.9%                   22.3%
  Income from operations before amortization
  and restructuring charges                            6,081                   (75)                  6,006
     Margin                                              6.3%                 (0.5)%                   5.4%



NINE MONTHS ENDED JANUARY 2, 2005
  Net sales                                         $326,847              $ 43,435             $   370,282
  Gross profit                                        84,583                 6,810                  91,393
     Margin                                             25.9%                 15.7%                   24.7%
  Income from operations before amortization
  and restructuring charges                           29,746                 1,401                  31,147
     Margin                                              9.1%                  3.2%                    8.4%


NINE MONTHS ENDED DECEMBER 28, 2003
  Net sales                                         $283,052              $ 40,360             $   323,412
  Gross profit                                        70,164                 5,359                  75,523
     Margin                                             24.8%                 13.3%                   23.4%
  Income from operations before amortization
  and restructuring charges                           22,280                  (246)                 22,034
     Margin                                              7.9%                 (0.6)%                    6.8%


                          COLUMBUS MCKINNON CORPORATION

                                 ADDITIONAL DATA

                                       JANUARY 2, 2005         DECEMBER 28, 2003
                                       ---------------         -----------------

BACKLOG (IN MILLIONS)
   Products segment                       $   46.0                 $   45.3
   Solutions segment                      $   19.6                 $    6.9

TRADE ACCOUNTS RECEIVABLE
   days sales outstanding                     60.4                     65.7

INVENTORY TURNS PER YEAR
   (based on cost of products sold)            4.7x                     4.5x

TRADE ACCOUNTS PAYABLE
   days payables outstanding                  29.0                     28.0
DEBT TO TOTAL CAPITALIZATION PERCENTAGE       78.6%                    82.2%






                       SHIPPING DAYS BY QUARTER

                Q1          Q2          Q3          Q4
                --          --          --          --

FY05            65          63          58          63
FY04            62          63          60          66





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